FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS August 15, 2007

USA Truck, Inc. (NASDAQ: USAK) announced today that Craig Shelly has been promoted to the position of Vice President of Corporate Strategy.

“Craig has accumulated a wealth of knowledge about USA Truck and its operations while demonstrating exceptional competence and work ethic.  In his new role, Craig will draw upon that experience and his considerable education,” stated Cliff Beckham, the Company’s President and Chief Executive Officer.

In his new role, Mr. Shelly will play a key role in assessing alternatives for future Company growth, spearhead the Company’s acquisition efforts, and be responsible for the operation of the Company’s Information Services and ISO 9001:2000 Quality Management functions.

Mr. Shelly began his career at USA Truck, Inc. in 2000 and most recently served as the Company’s Treasurer. He has earned bachelor degrees in both Finance/Banking and Accounting and a Masters of Business Administration from the University of Arkansas.  Craig is also a certified public accountant and a certified treasury professional. Prior to his employment with USA Truck, Inc., Mr. Shelly was a licensed security broker.

This press release contains forward-looking statements and information that are based on our current expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our subsequent quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Executive Officer - (479) 471-2633